Exhibit 10.1

Execution Version

BARCLAYS
745 Seventh Avenue
New York, New York 10019
Confidential
September 12, 2016
Open Text Corporation
275 Frank Tompa Drive
Waterloo, Ontario
N2L 0A1
Canada

Attention: John Doolittle
Commitment Letter
Ladies and Gentlemen:
You (the “Borrower”) have advised Barclays Bank PLC (“Barclays,” the “Commitment Party,” “us” or “we”) that (a) you intend to enter into a Master Acquisition Agreement dated as of September 12, 2016 including the schedules and exhibits thereto (as amended in accordance with the terms of this Commitment Letter and in effect from time to time, the “Acquisition Agreement”) to effect an acquisition (the “Acquisition”) of a line of business (the “Acquired Business”) from a group of companies identified to us as “Echo” (collectively, the “Seller”) and (b) in connection with the consummation of the Acquisition (the date thereof being, the “Closing Date”), you intend to incur a first lien term loan facility in an aggregate principal amount of up to $1,000.0 million (the “Term Facility”). You have further advised us that the proceeds of the Term Facility, together with cash on hand of the Borrower, proceeds from the incurrence of indebtedness under the Borrower’s existing second amended and restated credit agreement effective as of January 15, 2015 (as amended, amended and restated and otherwise modified from time to time, the “Existing Revolving Credit Agreement”) and/or proceeds from the issuance by the Borrower of equity securities and/or equity-linked securities shall be used to (a) finance the Acquisition and (b) pay the fees, costs and expenses associated therewith (clause (a) and (b), together with the other transactions contemplated hereby to be entered into and consummated in connection with the Acquisition are herein referred to as the “Transactions”). Capitalized Terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

Accordingly, based upon the foregoing and subject to the terms set forth below and solely to the conditions set forth in paragraph 5 below and in the Term Sheet (as defined below) under “Conditions Precedent to Borrowing,” the Commitment Party is pleased to provide its commitments as follows:
1.     Commitment. Barclays (acting alone or through or with affiliates selected by it) hereby commits (on a several, but not joint basis) to provide to the Borrower, 100% of the Term Facility (Barclays in such capacity, the “Initial Term Lender” and, together with any other Initial Term Lenders appointed pursuant to Section 2, the “Initial Term Lenders”), in each case upon the terms, and subject only to the conditions set forth in paragraph 5 herein and under “Conditions Precedent to Borrowing,” in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (and incorporated by reference herein) (the “Term Sheet”) and Additional Conditions Precedent attached hereto as Exhibit B.
2.     Appointment of Roles. You hereby appoint Barclays (acting alone or through or with affiliates selected by it) to act as lead arranger and bookrunning manager (in such capacities, the “Lead Arranger”) for the Term Facility. You agree that no other bookrunners, agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to obtain a party’s commitment to participate in the Term Facility unless you and we shall so agree; provided that, on or prior to the date that is ten (10) business days after the date of this Commitment Letter, you may appoint in respect of the Term Facility, additional agents, bookrunners, managers, co-agents or arrangers (any such agent, bookrunner, manager, co-agent or arranger, an “Additional Agent” and collectively, the “Additional Agents”) and/or confer other additional titles (other than administrative agent and collateral agent), in each case in a manner and with economics determined by you; provided that you may appoint no more than two (2) additional joint lead arrangers and bookrunners for the Term Facility; provided further that Barclays shall have no less than 36% of the total economics with respect to the Term Facility (it being understood that (a) such Additional Agents (or their affiliates) shall assume a proportion of the commitments with respect to the Term Facility that is equal to the proportion of the economics allocated to such Additional Agents (or their affiliates), (b) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of the Term Facility than that received by Barclays, and (c) to the extent you appoint Additional Agents and/or confer additional titles in respect of the Term Facility to the Additional Agents, the economics allocated to, and the commitment amount of Barclays in respect of the Term Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliates), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Term Lender” and/or “Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter. It is further agreed that Barclays shall have “lead left” placement on any Marketing Materials (as defined below) and all other offering or marketing materials in respect of the Term Facility and will perform the duties and exercise the authority customarily performed and exercised in such role.
3.     Syndication. The Lead Arranger intends to commence syndication of the Term Facility promptly following the date hereof to prospective lenders (together with the Initial Term Lenders, the “Lenders”) in consultation with you and until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter among us and you dated the date hereof (the “Fee Letter”)) and (b) 60 days following the funding of the Term Facility (such earlier date, the “Syndication Date”), you agree to use commercially reasonable efforts to assist the Lead Arranger in forming a syndicate for the Term Facility reasonably acceptable to us and you; provided that, except as expressly set forth in Section 2 above, such syndication shall not relieve the Commitment Party of its obligations set forth herein (including its obligations to fund the Term Facility on the Closing Date on the terms and conditions set forth in the Commitment Letter) and, unless you agree in writing, the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Term Facility on the Closing Date has occurred. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Term Facility between senior management and advisors of the Borrower and the prospective lenders, which shall be reasonably acceptable to you. To assist the Lead Arranger in its syndication efforts, you hereby agree to use your commercially reasonable efforts (a) to provide and cause your advisors to provide the Lead Arranger and the syndicate members upon request with all customary information reasonably deemed necessary by the Lead Arranger to complete syndication, including but not limited to information and evaluations prepared by you, your advisors or on your behalf relating to the Transactions; (b) to assist the Lead Arranger upon request in the preparation of customary marketing materials (the “Marketing Materials”), including a customary information memorandum with respect to the Term Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger, to be used in connection with the syndication of the Term Facility (the “Confidential Information Memorandum”); (c) upon reasonable advanced notice to make available your senior officers and representatives, to make telephonic or in-person presentations regarding the business and prospects of the Borrower and its subsidiaries and/or the Acquired Business at one or more meetings of proposed lenders at such reasonable times and in such reasonable places (as the case may be) to be mutually agreed upon; (d)

to obtain, prior to the commencement of syndication, a credit rating for the Term Facility and update the corporate and corporate family ratings, as applicable, for the Borrower from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. (in each case, taking into account the Transactions) and participate in a customary manner in the process of securing such ratings; (e) prior to the Syndication Date, to ensure that there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries being offered, placed or arranged without the consent of the Lead Arranger, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Term Facility; and (f) to ensure that the Lead Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of the Borrower and its subsidiaries. Notwithstanding the foregoing in this Section 3 and our right to syndicate our commitment hereunder, it is agreed that the success of any syndication of and receipt of commitments in respect of all or any portion of our commitments hereunder prior to the funding of the Term Facility shall not be a condition to our commitments hereunder.
Subject to the terms hereof and limitations and your consent rights set forth herein, the Lead Arranger will lead the syndication and will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of lenders, determination of when the Lead Arranger will approach potential lenders and the time of acceptance of the lenders’ commitments, any naming rights, the final allocations of the commitments among the lenders and the amount and distribution of fees among the lenders. To assist the Lead Arranger in its syndication efforts, subject to the limitations in the preceding paragraph, upon the request of the Lead Arranger, you agree to use commercially reasonable efforts to promptly to prepare and provide to the Lead Arranger the Marketing Materials with respect to you, and your subsidiaries and the Transactions, including annual projections of the Borrower (giving pro forma effect to the Transactions) through 2021 with respect to income statements and balance sheets (the “Projections”), that are not otherwise in any Lead Arranger’s possession and that the Lead Arranger reasonably requests in connection with the structuring, arrangement and syndication of the Term Facility.
At the request of the Commitment Party, you agree to assist in the preparation of a version of the Marketing Materials (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Acquired Business and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Seller and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws and Canadian securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Seller or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) term sheets, drafts and final definitive documentation with respect to the Term Facility, (b) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Term Facility may be distributed to Public Side Lenders. It is understood that in connection with your assistance described above, customary authorization letters will be included in the Marketing Materials that (i) authorize the distribution thereof to prospective Lenders, (ii) represent that the Public Version of the Marketing Materials only includes non-MNPI and (iii) exculpate you, the Seller and us and your, our and their respective affiliates with respect to any liability related to the misuse (or, in the case of us and our affiliates, use) of the contents of the Marketing Materials or related materials by the recipients thereof and, in the case of us, any liability with respect to the contents of such Marketing Materials or related materials.
4.     Fees. As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Term Facility, in the event that the funding of the Term Facility occurs, you agree to pay to us the fees, as and when due and payable as set forth in the Term Sheet and in the Fee Letter.
5.     Conditions. The Commitment Party’s commitments and agreements and the funding of the Term Facility on the Closing Date hereunder are subject solely to the conditions set forth in this paragraph, in Exhibit A under the heading “Conditions Precedent to Borrowing” and in Exhibit B. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Facility Documentation (as defined in Exhibit A) or any other agreement or undertaking to the contrary, (a) the only representations relating to you and your subsidiaries, the Acquired Business and the Seller and its subsidiaries and your or their respective businesses the making and accuracy of which shall be a condition to availability of the Term Facility on the Closing Date shall be (i) such of the representations made by or with respect to the Seller and the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliate have the right to terminate your obligations under the Acquisition Agreement or not consummate the Acquisition, in each case in accordance with the terms thereof as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower in the Term Facility Documentation, and (b) the terms of the Term Facility Documentation shall be in a form such that they do not impair availability of the Term Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent any collateral (including the creation or perfection of any security interest) referred to in the Term Sheet cannot be provided on the Closing Date (other than the grant and perfection of security interests (x) in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, the Personal Property Security Act or by the filing of short-form security agreements with the United States Patent and Trademark Office and Canadian IP filings or (y) in capital stock of any U.S. or Canadian entity with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the delivery of such collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered after the Closing Date, within 60 days, pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence and good standing, absence of conflicts with (a) charter documents or (b) material debt documents (including the Existing Term Credit Agreement and the Existing Revolving Credit Agreement), in each case as they relate to the entering into and performance of the Term Facility Documentation (as defined in Exhibit A) (including the incurrence of the Term Loans (as defined in Exhibit A)), power and authority, due authorization, execution, delivery and enforceability of the Loan Documents (in each case, as they relate to the entering into and performance of the Loan Documents), solvency of the Borrower and its subsidiaries on a consolidated basis, in each case, after giving effect to the Transactions (including any sales, divestitures or dispositions or discontinuances or restrictions on business activities, in each case that are entered into in order to obtain regulatory approval, including any sales, divestitures or dispositions or discontinuances or restrictions on business activities that are contemplated as of the Closing Date to be entered into after the Closing Date) (such representations and warranties to be consistent with the solvency certificates in the form attached as Exhibit C hereto), Federal Reserve margin regulations, Investment Company Act, the PATRIOT Act, use of proceeds not in violation of (i) OFAC (and any equivalent sanctions legislation in Canada) and (ii) FCPA (and any equivalent anti-corruption legislation in Canada) and the creation, validity, priority and perfection of security interests in the Collateral (subject to the parenthetical in clause (b) above). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.
6.     Information. You hereby represent and warrant that (a) all written information (in the case of information concerning the Acquired Business, to your knowledge), other than the Projections, budgets, estimates and other forward looking statements and information of a general economic or industry nature (the “Information”) that has been or will be made available to the Commitment Party by or on behalf of you or any of your representatives or affiliates or the Seller or any of its representatives or affiliates in connection with the Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements you provide from time to time in accordance with the second to the last sentence of this paragraph 6 and (b) the Projections, budgets, estimates and other forward-looking statements that have been made or will be made available to the Commitment Party by or on behalf of you and that have been or will be made available to us or any Lender by you in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time so made available (it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and that no assurance can be given that the projected results will be realized). You agree to supplement the Information and the Projections from time to time until the later of the Closing Date and the Syndication Date so that the representation and covenant in the preceding sentence each remains correct, in all material respects as if the Information and Projections were being made available at such time. In arranging the Term Facility, including the syndications of the Term Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
7.     Expenses. In the event that the funding of the Term Facility occurs, you agree to pay or reimburse the Commitment Party for all reasonable and documented costs and expenses incurred by them or its affiliates in connection with the Term Facility relating to the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents and any security arrangements in connection therewith, subject to the provisions of the Fee Letter. You further agree to pay all reasonable and documented costs and expenses of the Commitment Party and its affiliates incurred in connection with enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.
8.     Indemnification. You agree to indemnify and hold harmless the Commitment Party and its affiliates and the respective officers, directors, employees, agents and controlling persons of the foregoing (the Commitment Party and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, agents and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Term Facility, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within 30 days of receipt of reasonably detailed invoice for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; it being understood and agreed that you shall not be required to reimburse legal fees or expenses of more than one U.S. and one Canadian counsel (and, if reasonably necessary, one firm of local counsel in each other relevant jurisdiction) or more than one other advisor to all Indemnified Persons, taken as a whole (other than such additional counsel as may be appointed in the event of a conflict); provided that the foregoing indemnity and expense reimbursement will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) (A) (x) they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its related parties, (y) they have resulted from a material breach of the obligations of such Indemnified Person or any of such Indemnified

Person’s affiliates under this Commitment Letter, the Term Sheet, the Fee Letter or the Term Facility Documentation when neither you nor any of your affiliates have breached the obligations hereunder or thereunder in any material respect or (B) they relate to any dispute solely among any Indemnified Persons to the extent such dispute does not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role hereunder or under the Term Facility Documentation). Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence, as determined by a court of competent jurisdiction in a final and non-appealable decision, of any Indemnified Person or any of its related parties and (ii) neither any Indemnified Person nor you or any of your subsidiaries or affiliates shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Term Facility or any Proceeding (including, but not limited to any loss of profits, business or anticipated savings) other than any such damages incurred or paid by an Indemnified Party to a third party. You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed). You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
9.     Confidentiality. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheet and the contents thereof to any person without prior written approval of the Lead Arranger, except that you may disclose (a) the Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis and (ii) pursuant to any order of any court or administrative agency, or as required by applicable law, regulation or compulsory legal process or to the extent requested or required by any governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law), (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof and the Fee Letter and the contents thereof, on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arranger, to the Seller and its officers, directors, employees, attorneys, accountants and advisors, controlling persons or equity holders and lenders (and their respective advisors), in each case, in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheet to any rating agency in connection with the Transactions, (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheet in any public filing or prospectus and (e) the aggregate fees may be disclosed as part of a general disclosure of fees, costs and expenses in any funds flow, sources and uses or other similar tables. Further, we shall be permitted to use information related to the syndication and arrangement of the Term Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications in consultation with you. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to the Commitment Party or any of our affiliates in connection with the Term Facility or the Transactions contained in any press release or similar public disclosure prior to public release.
You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Party nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its other relationships with you in connection with the performance by them and their affiliates of services for other companies, and neither the Commitment Party nor any of its affiliates will furnish any such information to other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that neither the Commitment Party nor any of its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Seller or your or its subsidiaries, confidential information obtained by such Commitment Party or any of its affiliates from other companies. You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and the Commitment Party and any of its affiliates through which the Commitment Party may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of the Commitment Party or any Transaction Affiliate and each expressly disclaims any fiduciary relationship. The Commitment Party has not provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheet and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so, and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Party will not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.
10.    Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us at 11:59 p.m. New York City time on the earliest of (a) March 14, 2017, or if the Termination Date (as defined in the Acquisition Agreement) is extended pursuant to the first proviso in Section 7.1(b) of the Acquisition Agreement, June 14, 2017, or if the Termination Date is extended pursuant to the second proviso in Section 7.1(b) of the Acquisition Agreement, September 14, 2017, if the Term Facility Documentation is not executed and delivered by the Borrower and the Lenders by such date, (b) the date of execution and delivery of the Term Facility Documentation by the Borrower and the Lenders and the initial funding of the Loans thereunder and (c) the date the Acquisition Agreement terminates or expires or if the Acquisition is abandoned. The commitments hereunder may be voluntarily reduced in whole or in part by the Borrower at any time and this Commitment Letter may be terminated by the Borrower at any time, in each case, upon prior written notice to the other parties hereto; provided that, prior to the Closing Date, the Borrower may not voluntarily reduce the commitments under the Term Facility to less than $200 million unless the commitments are terminated in whole.
The reimbursement, indemnification, syndication, information, jurisdiction, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Term Facility and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Term Facility Documentation governing such matters, to the extent covered thereby, upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.
11.    Assignment; etc. This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect. In no event shall the Commitment Party be released from its obligations under any portion of this Commitment Letter so assigned except as provided in Section 2 above with respect to the Additional Agents or in Section 3 above. This Commitment

Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Party may perform the duties and activities described hereunder through any of its affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.
12.    Governing Law; Waiver of Jury Trial; etc. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; AND TOGETHER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PREVIOUS AGREEMENT, WRITTEN OR ORAL, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER EACH ELEMENT OF THE TRANSACTIONS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY. IN ADDITION, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE PERFORMANCE OF ANY OF THE PARTIES HEREUNDER, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, LOCATED IN THE BOROUGH OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH COURT; (B) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) WAIVES THE DEFENSE OF ANY INCONVENIENT FORUM TO SUCH NEW YORK STATE OR FEDERAL COURT; (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANOTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; (E) TO THE EXTENT THAT YOU OR YOUR PROPERTIES OR ASSETS HAVE OR HEREAFTER MAY HAVE ACQUIRED OR BE ENTITLED TO IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR FROM EXECUTION OF A JUDGMENT OR OTHERWISE), FOR YOURSELF OR YOUR PROPERTIES OR ASSETS, AGREES NOT TO CLAIM ANY SUCH IMMUNITY AND WAIVES SUCH IMMUNITY; AND (F) CONSENTS TO SERVICE OF PROCESS BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO YOU AT YOUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS LETTER AND AGREES THAT SUCH SERVICE SHALL BE EFFECTIVE WHEN SENT OR DELIVERED.
Notwithstanding the provisions of this Section 12 of this Commitment Letter, interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and any alleged Material Adverse Effect (as defined in the Acquisition Agreement)) and whether the representations made by or with respect to the Sellers and the Acquired Business in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement (or the right pursuant to the Acquisition Agreement to decline to consummate the Acquisition), shall be governed and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws principles, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware and Section 11.1 of the Acquisition Agreement shall govern with respect thereto.
13.    Amendments; Counterparts; etc. No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheet and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.
14.    PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”) and such other money-laundering legislation applicable to the Borrower and each Guarantor, the Commitment Party is required to obtain, verify and record information that identifies the Borrower, and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor, that will allow the Commitment Party to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Party shall be permitted to share any or all such information with the Lenders.
15.    Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), and subject to paragraph 9 above, at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof and (b) Barclays, at 745 Seventh Avenue, New York, New York 10019.
If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us the duplicate copy of this Commitment Letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 12:00 p.m., New York City time, on September 12, 2016, our commitments and undertakings hereunder will automatically expire at such time without further action or notice.
Each of the parties hereto agrees that the Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated in paragraph 5 herein and under “Conditions Precedent to Borrowing,” in the Summary of Principal Terms and Conditions attached hereto as Exhibit A and Additional Conditions Precedent attached hereto as Exhibit B (subject to the Certain Funds Provision), including the execution and delivery of the Term Facility Documentation (which shall be negotiated in good faith as required by the Documentation Considerations).

[Signature Pages Follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.
Very truly yours,

BARCLAYS BANK PLC

By:	/s/ ROBERT CHEN
Name:	Robert Chen
Title:	Managing Director

Accepted and agreed to as of
the date first written above:
OPEN TEXT CORPORATION

By:	/s/ JOHN M. DOOLITTLE
Name:	John M. Doolittle
Title:	Executive Vice President and Chief Financial Officer

CONFIDENTIAL                                     EXHIBIT A
$1,000.0 Million First Lien Term Facility
Summary of Principal Terms and Conditions
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

Borrower :	Open Text Corporation (the “Borrower ”).

Lead Arranger and Joint Bookrunner:	Barclays Bank PLC (“Barclays’) (the “Lead Arranger”).

Administrative Agent and Collateral Agent:	Barclays will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Transactions:	As described in the Commitment Letter.

Lenders:	The Commitment Party (or one of its affiliates) and a syndicate of financial institutions and other lenders (the “Lenders”) arranged by the Lead Arranger reasonably acceptable to the Borrower .

Closing Date:	The date that the initial loans are made under the Term Facility (the “Closing Date”).

Type and Amount:
First priority term loan facility in an aggregate principal amount of up to $1,000.0 million (the “Term Facility”), which shall be secured on a pari passu basis with the loans made under the Existing Term Loan Agreement (as defined below).

Loans under the Term Facility (the “Term Loans”) will be available to the Borrower in U.S. dollars.

Incremental Facility:	Same as provided under the Existing Term Loan Agreement.

Purpose:
The proceeds of loans under the Term Facility (together with the proceeds of cash on hand of the Borrower, proceeds from the incurrence of indebtedness under the Existing Revolving Credit Agreement and/or proceeds from the issuance by the Borrower of equity securities and/or equity-linked securities) will be used to pay the consideration in connection with the Transactions and to pay for fees and expenses related to the Transactions (the “Transaction Costs”).

Availability:
The full amount of the Term Facility must be drawn in a single drawing substantially concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Term Facility may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to the Fee Letter.

Commitment Letter- Exhibit A

Maturity and Amortization:
The Term Facility will mature on the date that is seven years after the Closing Date and will be payable in equal quarterly installments in each year in aggregate annual amounts equal to 1.0% of the original principal amount of the Term Loans, with the balance payable at maturity. The Term Facility Documentation (as defined below) shall provide the right of individual Lenders to agree to extend the maturity of their Term Loans upon the request of the Borrower without the consent of any other Term Lender.

Guarantees:	Same as provided under the Existing Term Loan Agreement (as defined below).

Security:
Same as provided under the Existing Term Loan Agreement (the “Collateral”) on a pari passu basis with the Existing Term Loan Agreement pursuant to the Intercreditor Agreement referred to below. For the avoidance of doubt, the assets of the Acquired Business shall become part of the Collateral unless they fall into an excluded category of assets under the terms of the Existing Term Loan Agreement referred to below.

Documentation:
The definitive financing documentation for the Term Loan Facility shall contain the terms and conditions set forth in this Commitment Letter, it being understood and agreed that there shall not be any conditions to the funding of the Term Loan Facility other than as set forth in paragraph 5 of the Commitment Letter, under “Conditions to Borrowing” in this Exhibit A and in Exhibit B. The documentation with respect to the Term Facility (the “Term Facility Documentation”) shall be substantially identical to that certain Credit Agreement initially dated as of January 16, 2014, by and among GXS, Inc. (a wholly-owned subsidiary of the Borrower), the guarantors party thereto (including the Borrower), Barclays Bank PLC, as administrative agent, and the lenders party thereto from time to time (as amended, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Term Loan Agreement” and the term loans made thereunder, the “Existing Term Loans”). The other documentation relating to the Term Facility (including, without limitation, any guaranty or collateral documents) (together with the Term Facility Documentation, the “Loan Documents”) shall be substantially consistent with the corresponding documentation for the Existing Term Loan Agreement. The Administrative Agent shall also become a party to that certain Intercreditor Agreement (the “Intercreditor Agreement”) dated as of January 16, 2014 (as amended from time to time) among the authorized representatives party thereto and Barclays Bank PLC, as Intercreditor Agent.

Prepayments:
Same as applicable to the Existing Term Loans pursuant to the Existing Term Loan Agreement, except (i) any prepayment of the Term Loans in connection with a Repricing Transaction (as defined in the Existing Term Loan Agreement) prior to the six-month anniversary of the Closing Date shall be subject to a 1.00% prepayment premium and (ii) any mandatory prepayments shall not be required until all outstanding Existing Term Loans have been paid in full.

Conditions Precedent to Borrowing:	The conditions set forth in Section 5 of the Commitment Letter and in Exhibit B to the Commitment Letter.

Commitment Letter- Exhibit A

Representations and Warranties; Affirmative and Negative Covenants and Events of Default:
As set forth in the Existing Term Loan Agreement; with (i) the modification of the Patriot Act representation and warranty to be a materiality qualified representation and warranty stating that the Loan Parties and the subsidiaries are in compliance with the Patriot Act and (ii) the addition of a representation and warranty relating to compliance with anti-corruption legislation in applicable jurisdictions.

Financial Covenant:	Same as the Existing Term Loan Agreement.

Voting:	As set forth in the Existing Term Loans under the Existing Term Loan Agreement.

Yield Protection and Increased Costs:	As set forth in the Existing Term Loan Agreement.

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign loans and commitments on the same terms as applicable to the Existing Term Loans under the Existing Term Loan Agreement.

Expenses and Indemnification:
The Borrower shall pay on the Closing Date to the extent invoiced in reasonable detail prior thereto, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger relating to the preparation, execution, delivery and administration of the Term Facility Documentation and the other Loan Documents and any other amendment or waiver with respect thereto, subject to the provisions of the Fee Letter.

The indemnification provisions shall be the same as the provisions of the Existing Term Loan Agreement.

Governing Law and Forum:	Ontario, Canada.

Notwithstanding Provision:
Notwithstanding any other provision of this Commitment Letter, any subsidiaries of the Acquired Business (if any) (other than subsidiaries organized in the U.S. and Canada) shall not be required to provide guarantees or security under the Term Facility until 60 days after the Closing Date.

Counsel to Administrative Agent and Lead Arranger:	Davis Polk & Wardwell LLP and Stikeman Elliott LLP.

Commitment Letter- Exhibit A

CONFIDENTIAL                                     EXHIBIT B
Additional Conditions Precedent
Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.
Subject to the Certain Funds Provision in all respects, the initial borrowings under the Term Facility shall be subject to the following conditions precedent:
1.     Loan Documents consistent with the Term Sheet and the Commitment Letter shall have been executed and delivered by all parties thereto. Subject to the Certain Funds Provision, all documents and instruments required to perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in the proper form for filing.
2.     The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified or any consent thereunder given in a manner material and adverse to the Lenders without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that (i) any modification, amendment, consent, waiver or determination in respect of the definition of “Material Adverse Effect”, (ii) any reduction in the consideration to be paid in respect of the Acquisition and (iii) the consummation of, or consent to or agreement to consummate, any material sale, divestiture or disposition or discontinuance or restriction on business activities in order to obtain regulatory approval, in each case that is not required by the terms of the Acquisition Agreement, shall in each case be deemed to be material and adverse to the interests of the Lenders).
3.     There shall not have been a Material Adverse Effect (as defined in the Acquisition Agreement) on the Sellers (as defined in the Acquisition Agreement) or the Business (as defined in the Acquisition Agreement) (other than any such Material Adverse Effect that has been fully cured in all respects).
4.     The Lead Arranger shall have received (a) GAAP audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower for the three most recent fiscal years; (b) GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for each subsequent fiscal quarter ending after the date of the balance sheet delivered pursuant to clause (a) and ended at least 45 days prior to the Closing Date, (c) GAAP audited consolidated balance sheets and related statements of operations, changes in net investment of parent and cash flows of the Acquired Business for the fiscal years ended December 31, 2014 and December 31, 2015 and any subsequent fiscal year ended at least 90 days prior to the Closing Date; and (d) GAAP unaudited consolidated balance sheets and related statements of operations and cash flows of the Acquired Business for the six months ending June 30, 2016 and any fiscal quarter after June 30, 2016 ended at least 75 days prior to the Closing Date (or, in the case of the fiscal quarter ending September 30, 2016, at least 76 days prior to the Closing Date).
5.     The Lead Arranger shall have received pro forma financial statements of the Borrower and its subsidiaries consisting of a pro forma consolidated balance sheet and related consolidated statement of income as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) substantially in accordance

Commitment Letter- Exhibit B

with the requirements under Regulation S-X under the Securities Act of 1933, as amended prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).
6.    The Administrative Agent shall have received solvency certificates substantially in the forms attached hereto as Exhibit C from the chief financial officer or another senior financial or accounting officer of the Borrower certifying as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.
7.     The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries (and such counsel may be internal counsel of the Borrower with respect to general corporate matters) and (ii) from such other special and local counsel as may be reasonably required by the Lead Arranger), documents and other instruments as are customary for transactions of this type, including corporate documents and officers’ and public officials’ certifications, customary evidence of authority and customary lien and judgment searches and evidence of insurance.
8.     The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than ten business days prior to the Closing Date under the applicable “know‑your‑customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date.
9.     All accrued fees and expenses (subject to the provisions of the Fee Letter) and other compensation due and payable to the Administrative Agent, the Lead Arranger and the Lenders required to be paid on the Closing Date (in each case, to the extent invoiced in reasonable detail at least two business days prior to the Closing Date) shall have been paid.
10.     The Lead Arranger shall have been afforded a period of at least ten (10) consecutive business days (unless a shorter period of time is reasonably acceptable to the Lead Arranger) following the date of delivery of the information necessary to prepare the Confidential Information Memorandum (collectively, the “Required Information”) and throughout which the condition set forth in paragraph 3 of this Exhibit B has been satisfied and nothing has occurred and no condition exists that would cause such condition to fail to be satisfied assuming the Closing Date were to be scheduled for any time during such ten (10) consecutive Business Day period to seek to syndicate the Term Facility (such period, the “Marketing Period”); provided that (x) such Marketing Period shall commence no earlier than September 6, 2016, (y) the Marketing Period shall exclude November 25, 2016 and (z) if the Marketing Period has not ended on or prior to December 19, 2016, the Marketing Period shall not commence prior to January 3, 2017. If the Borrower in good faith reasonably believes that it has delivered the Required Information, it may deliver to the Lead Arranger written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered the Required Information on the date specified in such notice and the ten (10) consecutive business day period described above shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arranger, within two (2) business days after its receipt of such notice from the Borrower, delivers a written notice to the Borrower to that effect (stating with specificity which information is required to complete the Required Information).
11.     The Administrative Agent shall have received an accurate certificate from a responsible officer of the Borrower, certifying that the requirements set forth in each of (a) clause (k) of the definition of “Permitted Debt” as defined in the Existing Term Loan Agreement and (b) clause (o) of the definition of “Permitted Debt” as defined in the Existing Revolving Credit Agreement will be satisfied on the Closing Date, in each case of clauses (a) and (b) determined on a pro forma basis after giving effect to the Transactions (including the incurrence of the Term Loans and any sales, divestitures or dispositions or discontinuances or restrictions on business activities, in each case that are entered into in order to obtain

Commitment Letter- Exhibit B

regulatory approval, including any sales, divestitures or dispositions or discontinuances or restrictions on business activities that are contemplated as of the Closing Date to be entered into after the Closing Date).
12.    The Specified Representations shall be true and correct in all material respects and the Acquisition Agreement Representations shall be true and correct.

Commitment Letter- Exhibit B

EXHIBIT C

Form of Company Solvency Certificate
This Certificate is being delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ] (the “Credit Agreement”), among Open Text Corporation (the “Borrower ”), the Lenders party thereto and Barclays Bank PLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [ ], hereby certifies that he is the [ ] of Borrower and that he is knowledgeable of the financial and accounting matters of Borrower and its subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he is authorized to execute and deliver this Certificate on behalf of the Borrower .
The undersigned, solely in his capacity as an officer of the Borrower , and not in his individual capacity, hereby further certifies that on the date hereof, immediately after the consummation of the Transactions to occur on the date hereof:
(a) the aggregate of the property of Borrower and its subsidiaries is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all their obligations, due and accruing due;
(b) Borrower and its subsidiaries, taken as a whole, are paying their current obligations in the ordinary course of business as they generally became due; and
(c) Borrower and its subsidiaries, taken as a whole, will be able to meet their obligations as they generally become due.
[Signature page follows]

Commitment Letter- Exhibit C